FOR IMMEDIATE RELEASE

WWE®’S LINDA McMAHON RESIGNS TO RUN FOR U.S. SENATE

STAMFORD, CT, September 16, 2009 –World Wrestling Entertainment, Inc. today announced that Linda McMahon has stepped down as Chief Executive Officer after announcing her candidacy for the United States Senate, representing the state of Connecticut. Vince McMahon assumes the duties of Chief Executive Officer in addition to his current position as WWE® Chairman. McMahon will be supported by the seasoned executive management team already in place and led by Chief Operating Officer and board member, Donna Goldsmith.

About WWE
World Wrestling Entertainment, Inc., a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Chicago, London, Shanghai, Tokyo, Toronto and Sydney. Additional information on World Wrestling Entertainment, Inc. can be found at corporate.wwe.com.

Media Contacts: Rob Zimmerman, 203-359-5131

Investor Contact: Michael Weitz, 203-352-8642

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Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.